Exhibit 97.1

REST EZ INC.

COMPENSATION RECOVERY (CLAWBACK) POLICY

Effective August 26, 2026

1. PURPOSE

The Board of Directors of Rest EZ Inc. (the “Company”) has adopted this Compensation Recovery Policy (the “Policy”) to provide for the recovery of certain erroneously awarded incentive-based compensation following an accounting restatement.

This Policy is intended to be interpreted consistently with Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated thereunder, and other applicable federal securities laws and regulations.

2. COVERED EXECUTIVE OFFICERS

This Policy applies to the Company’s current and former executive officers, including its president, principal financial officer, principal accounting officer or controller, and other persons performing policy-making functions.

Recovery does not depend upon whether an executive officer caused, participated in, or had knowledge of the circumstances requiring an accounting restatement.

3. ACCOUNTING RESTATEMENT

If the Company is required to prepare an accounting restatement because of material noncompliance with a financial reporting requirement under applicable securities laws, the Company shall determine whether any executive officer received excess Incentive-Based Compensation based upon the erroneous financial results.

An accounting restatement includes correction of an error that was material to previously issued financial statements or that would result in a material misstatement if corrected, or left uncorrected, in the current period.

4. INCENTIVE-BASED COMPENSATION

“Incentive-Based Compensation” means compensation granted, earned, or vested wholly or partly upon attainment of a financial reporting measure, including measures based upon the Company’s financial statements, stock price, or total shareholder return.

5. RECOVERY

The Company shall, to the extent required by applicable law, recover Erroneously Awarded Compensation received by a covered executive officer during the three completed fiscal years immediately preceding the date the Company is required to prepare an accounting restatement.

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received that exceeds the amount that would have been received based upon the restated financial results, calculated without regard to taxes paid.

For compensation based upon stock price or total shareholder return where the recoverable amount cannot be calculated directly from the restatement, the Company shall use a reasonable estimate of the effect of the restatement and maintain appropriate supporting documentation.

6. METHOD OF RECOVERY

The Board of Directors, or a committee designated by the Board, shall administer this Policy and determine the appropriate method of recovery.

Recovery may include repayment of cash, cancellation or forfeiture of awards, recovery of shares or proceeds, offset against amounts otherwise payable where legally permissible, or any other lawful means of recovery.

Recovery shall be pursued regardless of whether misconduct occurred, except where recovery is determined to be impracticable and an exception is permitted by applicable law.

7. NO INDEMNIFICATION

The Company shall not indemnify or reimburse any executive officer for compensation recovered under this Policy or, to the extent prohibited by applicable law, pay insurance premiums covering obligations arising under this Policy.

8. OTHER RECOVERY RIGHTS

This Policy is in addition to any other recovery, repayment, forfeiture, or recoupment rights available to the Company under applicable law, contract, compensation plan, or Company policy.

9. ADMINISTRATION AND AMENDMENT

The Board of Directors or its designated committee shall have authority to interpret and administer this Policy.

The Board may amend this Policy as necessary or appropriate to comply with applicable federal securities laws, SEC rules and regulations, or other requirements applicable to the Company.

10. EFFECTIVE DATE

This Policy is effective August 26, 2026, upon approval and adoption by the Board of Directors of Rest EZ Inc.